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                                                                EXHIBIT 99.1

                          [LETTERHEAD OF DOUBLECLICK]


FOR IMMEDIATE RELEASE

                               Contacts:
                                          Jennifer Blum
                                          212.381.5705
                                          jblum@doubleclick.net

                                          Ilona Nemeth (Investors)
                                          212.381.5744
                                          inemeth@doubleclick.net


              TONY WHITE RETIRES FROM DOUBLECLICK'S BOARD AND THREE
                           OTHER BOARDS OF DIRECTORS


NEW YORK, March 17, 2000 - DoubleClick (Nasdaq: DCLK) announced today that Tony White, the founder, Chairman and CEO of Abacus Direct, has retired from DoubleClick's Board of Directors.

Mr. White also stated that he is stepping down from three other boards of directors, and cited health reasons and his desire to devote more time to the White Family Charitable Foundation, which he began working with at the beginning of this year, as his reasons for retirement from all four boards.

Kevin O'Connor, CEO of DoubleClick, said, "Tony's vision, hard work and dedication to Abacus Direct, and later to DoubleClick, were a great asset to both companies. He will be missed and we wish him well in his future endeavors."

ABOUT DOUBLECLICK INC.

DoubleClick Inc. (www.doubleclick.net) is a leading provider of comprehensive global Internet advertising solutions for marketers and Web publishers. Combining technology, media and data expertise, DoubleClick centralizes planning, execution, control, tracking and reporting for online media campaigns. DoubleClick Inc. has global headquarters in New York City and maintains offices in over 30 offices around the world.

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